Exhibit 10.1

Published CUSIP Number:

REVOLVING CREDIT AGREEMENT

Dated as of October 24, 2006

among

THE PMI GROUP, INC.,

as the Borrower,

BANK OF AMERICA, N.A.,

as the Administrative Agent and L/C Issuer,

and

The Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC,

as

Sole Lead Arranger and Sole Book Manager

CITIBANK, N.A.,

SUN TRUST BANK N.A.

and

WACHOVIA BANK, NATIONAL ASSOCIATION

as

Co-Syndication Agents

i

ARTICLE VI. AFFIRMATIVE COVENANTS		34
6.01	Financial Statements	34
6.02	Certificates; Other Information	35
6.03	Notices	36
6.04	Payment of Obligations	37
6.05	Preservation of Existence, Etc	37
6.06	Maintenance of Insurance	37
6.07	Compliance with Laws	37
6.08	Books and Records	37
6.09	Inspection Rights	38
6.10	Use of Proceeds	38

ARTICLE VII. NEGATIVE COVENANTS		38
7.01	Liens	38
7.02	Fundamental Changes	39
7.03	Asset Dispositions	40
7.04	Transactions with Affiliates	40
7.05	Use of Proceeds	40
7.06	Financial Covenants	40

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		40
8.01	Events of Default	40
8.02	Remedies Upon Event of Default	42
8.03	Application of Funds	42

ARTICLE IX. ADMINISTRATIVE AGENT		43
9.01	Appointment and Authorization of Administrative Agent	43
9.02	Delegation of Duties	43
9.03	Exculpatory Provisions	43
9.04	Reliance by Administrative Agent	44
9.05	Notice of Default	45
9.06	Credit Decision; Disclosure of Information by Administrative Agent	45
9.07	Indemnification of Administrative Agent	45
9.08	Administrative Agent in its Individual Capacity	46
9.09	Successor Administrative Agent	46
9.10	Administrative Agent May File Proofs of Claim	46
9.11	Other Agents; Arrangers and Managers	47

ARTICLE X. MISCELLANEOUS		47
10.01	Amendments, Etc	47
10.02	Notices and Other Communications; Facsimile Copies	48
10.03	No Waiver; Cumulative Remedies	49
10.04	Attorney Costs and Expenses	50
10.05	Indemnification by the Borrower	50
10.06	Payments Set Aside	51
10.07	Successors and Assigns	51
10.08	Confidentiality	53
10.09	Set-off	54
10.10	Interest Rate Limitation	54
10.11	Counterparts	55
10.12	Integration	55
10.13	Survival of Representations and Warranties	55
10.14	Severability	55

10.15	Tax Forms	55
10.16	Replacement of Lenders	57
10.17	Governing Law	57
10.18	Waiver of Right to Trial by Jury	57
10.19	USA Patriot Act Notice	58
10.20	No Advisory or Fiduciary Responsibility	58

SIGNATURES		S-1

SCHEDULES

1.01A	Existing Letters of Credit
1.01B	Insurance Subsidiaries
2.01	Commitments and Pro Rata Shares
7.01	Existing Liens
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS
Form of

A	Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Opinion Matters

REVOLVING CREDIT AGREEMENT

This REVOLVING CREDIT AGREEMENT (this “Agreement”) is entered into as of October 24, 2006, among THE PMI GROUP, INC., a Delaware corporation (the “Borrower”) , each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent.

The Borrower has requested that the Lenders provide a revolving credit facility to the Borrower, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Adjusted Consolidated Net Worth” means Consolidated Net Worth, as adjusted to exclude accumulated other comprehensive income net of deferred taxes (whether such accumulated other comprehensive income net of deferred taxes shall be a negative or positive amount) and, solely for purposes of Section 7.06(b), minority interests.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Commitment” means the Commitments of all the Lenders. The initial amount of the Aggregate Commitment is $400,000,000, which amount is subject to increase in accordance with Section 2.12(a).

“Agreement” has the meaning specified in the introductory paragraph hereof.

“Applicable Facility Fee Rate” means, from time to time, the percentages per annum based upon the Debt Rating set forth below:

Pricing Level	Debt Rating S&P/Moody’s	Applicable Facility Fee Rate
1	AA-/Aa3 or higher	0.04%
2	A+/A1	0.05%
3	A/A2	0.06%
4	Below A/A2	0.08%

Initially, the Applicable Facility Fee Rate shall be based upon the Debt Rating corresponding to Pricing Level 2. Thereafter, each change in the Applicable Facility Fee Rate shall be effective on the effective date of a publicly announced change in the Debt Rating.

“Applicable Margin” means, from time to time, the percentages per annum based upon the Debt Rating set forth on below:

Pricing Level	Debt Rating S&P/Moody’s	Applicable Margin Rate
1	AA-/Aa3 or higher	0.11%
2	A+/A1	0.15%
3	A/A2	0.19%
4	Below A/A2	0.27%

Initially, the Applicable Margin shall be based upon the Debt Rating corresponding to Pricing Level 2. Thereafter, each change in the Applicable Margin shall be effective on the effective date of a publicly announced change in the Debt Rating.

“Applicable Utilization Fee Rate” means 0.05% per annum.

“Approved Fund” has the meaning specified in Subsection 10.07(g).

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Asset Disposition” has the meaning specified in Section 7.03.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Auto-Extension Letter of Credit” has the meaning specified in Subsection 2.13(b)(iii).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitment pursuant to Section 2.04 and (c) the date of termination of the Commitment of each Lender to make Loans pursuant to Section 8.02(a).

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 0.5% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest at the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period, made by each of the Lenders pursuant to Section 2.01.

“Business Day” means (i) if with regards to a Eurodollar Rate Loan, any day that (x) is not any of a Saturday, a Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and (y) on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market and (ii) if not with regards to a Eurodollar Rate Loan, any day that is not any of a Saturday, a Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Cash Collateralize” has the meaning specified in Subsection 2.13(g)

“Change of Control” means (a) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is or becomes, directly or indirectly, the “beneficial owner,” as defined in Rule 13D-3 under the Exchange Act, of securities of the Borrower that represent 51% or more of the combined voting power of the Borrower’s then outstanding securities or (b) a majority of the members of the Borrower’s Board of Directors are not persons who were on the Borrower’s Board of Directors on the date hereof, unless the election or nomination to the Borrower’s Board of Directors of any such members was approved by persons constituting at the time of such election or nomination (as the case may be) at least a majority of the Borrower’s Board of Directors; provided that no “Change of Control” shall have occurred pursuant to clause (b) of this definition solely as a result of a Merger of the Borrower permitted by Section 7.02(b) in which the Borrower is not the surviving entity if such Merger has been approved by persons constituting at least a majority of the Borrower’s Board of Directors immediately prior to such Merger.

“Closing Date” means the date on which all the conditions precedent in Section 4.01 are satisfied, or waived in accordance with Subsection 10.01(a).

“CMG Company” means each of the CMG Mortgage Insurance Company, CMG Mortgage Reinsurance Company, CMG Mortgage Assurance Company and each of their respective subsidiaries.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, as to each Lender, its obligation to make Loans or participate in Letters of Credit to the Borrower pursuant to Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Letter” means the letter agreement dated August 31, 2006, among the Borrower, Bank of America and the Arranger.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Compensation Period” has the meaning specified in Subsection 2.10(c)(ii).

“Consolidated Net Income” means, for any period, the consolidated net income of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (but excluding the effect of any extraordinary or other non-recurring gain or loss outside the ordinary course of business).

“Consolidated Net Worth” means, for any period, the sum of the consolidated net worth of the Borrower and its Subsidiaries, as calculated in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Debt Rating” means, as of any date of determination, the rating as determined by S&P or Moody’s of the Borrower non-credit-enhanced, long term senior unsecured long-term debt (collectively, the “Agency Ratings”), subject to the last sentence of this definition. In the case of split Agency Ratings where the difference in the Agency Ratings is one notch, the higher of the two Agency Ratings shall constitute the “Debt Rating” for purposes of this Agreement (with the Agency Rating described in Pricing Level 1 being the highest and the Agency Rating described in Pricing Level 4 being the lowest). In the case of split Agency Ratings where the difference is more than one notch, the Pricing Level that is one level lower than the higher of the two Agency Ratings will apply and shall constitute the “Debt Rating” for purposes of this Agreement. In the event that only one of S&P or Moody’s is then publishing Agency Ratings, the Agency Rating that is then being published shall constitute the “Debt Rating” for purposes of this Agreement.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan (for so long as it is a Eurodollar Rate Loan), the Default Rate shall be an interest rate equal to the interest rate (including the Applicable Margin) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws and with respect to the Letter of Credit Fee, the Default Rate shall be an interest rate equal to the Applicable Margin plus 2% per annum.

“Department” means the applicable Supervisory Authority.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” has the meaning specified in Subsection 10.07(g).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated), that, together with the Borrower, is treated as a single employer within the meaning of Section 414(b) or (c) of the Code (or Sections 414(m) and (o) of the Code solely for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan, (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan, (e) the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan or (f) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan:

(a) the rate per annum equal to the offered rate that appears on the page of the Telerate screen that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined in good faith by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined in good faith by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” means any of the events or occurrences described in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Agreement” means the Revolving Credit Agreement dated as of December 15, 2004 among the Borrower, the lenders party thereto and Bank of America, as administrative agent thereunder, as heretofore amended.

“Existing Letters of Credit” means the letters of credit issued by the L/C Issuer before the date hereof and listed on Schedule 1.01A attached hereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“FGIC Company” means FGIC Corporation and any of its subsidiaries.

“Financial Statements” has the meaning specified in Section 5.05(a).

“Foreign Lender” has the meaning specified in Subsection 10.15(a)(i).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” has the meaning specified in Subsection 10.07(g).

“GAAP” means generally accepted accounting principles in the United States as in effect on the date or during the period with respect to which such principles are applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the ordinary course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation under any Guarantee at any time shall (subject to any limitation set forth therein) be deemed to be the outstanding amount at such time (or, except in the case of the Indebtedness or obligation guaranteed thereby being unutilized credit lines or transactions related to Swap Contracts, if larger, the maximum amount) of the Indebtedness or obligation guaranteed thereby.

“Honor Date” has the meaning specified in Subsection 2.13(c).

“Increase Effective Date” has the meaning specified in Subsection 2.12(b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the principal component of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract (other than Swap Contracts that are designated by such Person as hedges in accordance with GAAP);

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than intercompany liabilities and trade accounts payable in the ordinary course of business, which shall not constitute Indebtedness for purposes of this clause (d) or any other clause of this definition);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all capital leases obligations of such Person; and

(g) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, unless such Indebtedness is expressly made non-recourse to such Person. Notwithstanding the foregoing, the following shall not be considered to be or otherwise be included as Indebtedness: (A) any obligation of the Borrower or any of its Subsidiaries under any derivative transaction that qualifies as a derivative under FAS 133 and (B) any obligation (including any contingent obligation) of the Borrower or any of its Subsidiaries under any capital support agreement to provide capital support to one or more Subsidiaries by way of equity or debt investments in such Subsidiaries or any guaranty by any of the Borrower or any Subsidiary of a Subsidiary’s obligations under any such capital support agreement.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Insurance Subsidiary” means any Subsidiary of the Borrower designated as an Insurance Subsidiary on Schedule 1.01B, as such Schedule may from time to time be amended, modified, supplemented or restated.

“Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period shall also be an Interest Payment Date and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day (the “Original Date”) that is not a Business Day shall be extended to the Business Day next succeeding such Original Date unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the Business Day immediately preceding such Original Date;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“IRS” means the United States Internal Revenue Service.

“ISP” means with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of

Credit, the amount of such Letter of Credit shall be determined in accordance with Subsection 2.13(k). For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including, if consistent therewith, the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof.

“Lead Arranger” means Banc of America Securities LLC, in its capacity as lead arranger of the revolving credit facility established pursuant to this Agreement.

“Lender” and “Lenders” have the meanings specified in the introductory paragraph hereof.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder, including each Existing Letter of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Subsection 2.13(i).

“Letter of Credit Sublimit” means an amount equal to $50,000,000 (or, if less, the Aggregate Commitment then in effect). The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitment.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing); provided, however, that “Lien” shall not include (a) any reserve established in respect of insurance obligations on the books of the Borrower or any of its Subsidiaries (provided that such reserve shall not create any preferential claim or priority on any asset of such Person), (b) any reserve established in respect of any Swap Contract that is designated as a hedge in accordance with GAAP on the books of the Borrower or any of its Subsidiaries (provided that such reserve shall not create any preferential claim or priority on any asset of such Person) and (c) any preferential claim or priority on any asset of any insurance company Subsidiary granted or established under applicable insurance laws.

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means this Agreement and each Note and each Issuer Document.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of Eurodollar Rate Loans, pursuant to Subsection 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Borrower to perform its obligations under any Loan Document or (c) a material adverse effect on the legality, validity or enforceability of any Loan Document.

“Material Insurance Subsidiary” means, at any date of determination, (i) each of PMI Mortgage Insurance Co. and Residential Guaranty Company and (ii) any other Insurance Subsidiary that at such date is a Material Subsidiary.

“Material Subsidiary” means, at any date of determination, any Subsidiary that, together with its Subsidiaries, is the owner of at least 20% of the consolidated total assets of the Borrower and its Subsidiaries, taken as a whole.

“Maturity Date” means, October 24, 2011 (or, if such day is not a Business Day, the immediately preceding Business Day).

“Maximum Rate” has the meaning specified in Section 10.10.

“Merger” has the meaning set forth in Section 7.02.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Risk in Force” means, at any date, the dollar amount equal to, in the case of primary insurance, the product of each insured mortgage loan’s current principal balance multiplied by such loan’s coverage percentage or, in the case of pool insurance, the remaining aggregate loss limit, in each case net of third-party reinsurance, in each case as determined at such date.

“Non-Extension Notice” has the meaning specified in Subsection 2.13(b)(iii).

“Non-Extension Notice Date” has the meaning specified in Subsection 2.13(b)(iii).

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender to the Borrower, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws naming such Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Subsection 3.01(b).

“Participant” has the meaning specified in Subsection 10.07(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning specified in Section 6.02.

“Principal Debt” means, on any date, the sum of (i) the aggregate outstanding principal amount of the Loans and (ii) the L/C Obligations, in each case on such date after giving effect to any Borrowing, any prepayments or repayments and any issuance, cancellation or expiration of Letters of Credit, in each case occurring on such date.

“Pro Rata Share” means, with respect to each Lender, (a) at any time prior to the termination of the Commitments of the Lenders, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitment at such time and (b) at any time after the termination of the Commitments of the Lenders, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the portion of the Principal Debt owing to such Lender at such time and the denominator of which is the Principal Debt at such time. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Ram Re Company” means RAM Reinsurance Company Ltd. and any of its subsidiaries.

“Register” has the meaning specified in Subsection 10.07(c).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lender Rating” means an unsecured short-term senior debt rating of not less than A-2 from Moody’s or P-2 from S&P.

“Required Lenders” means, as of any date of determination, Lenders whose Pro Rata Shares aggregate more than 50%.

“Responsible Officer” means, with respect to any Person, the chief executive officer, president, chief financial officer, controller, assistant controller, treasurer or assistant treasurer of such Person. Any document delivered hereunder that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Risk to Capital Ratio” means, at any date, the ratio of (i) Net Risk in Force to (ii) Statutory Capital, in each case at such date.

“SAP” shall mean statutory accounting principles prescribed or permitted by the applicable insurance regulatory authority.

“SEC” means the Securities and Exchange Commission or any Governmental Authority in the United States succeeding to any of its principal functions.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Statutory Capital” means, at any date, the sum of Statutory Surplus and the contingency reserve, in each case at such date.

“Statutory Surplus” means with respect to an Insurance Subsidiary as of the date of an Annual Statement, the total amount shown on line 35, page 3, column 1 of the 2005 Annual Statement of such Insurance Subsidiary, or an amount determined in a consistent manner in accordance with SAP for any date other than one as of which an Annual Statement is prepared. Notwithstanding the foregoing, if the format of the Annual Statement is changed in future years so that different information is contained in such line or such line no longer exists, it is understood that the foregoing shall refer to information consistent with that reported in the referenced line in the 2005 Annual Statement of such Insurance Subsidiary.

“Subsidiary” of a Person means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof; provided that so long as any FGIC Company or CMG Company is not included as a consolidated subsidiary of the Borrower in the Borrower’s financial statements, such FGIC Company or CMG Company, as the case may be, shall not be considered a “Subsidiary” under this Agreement. Unless the context otherwise clearly requires, references herein to a Subsidiary refer to a Subsidiary of the Borrower.

“Supervisory Authority” means, with respect to the Borrower or any Material Subsidiary, the department of insurance of the state of domicile of the Borrower or such Material Subsidiary, as the case may be.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Taxes” has the meaning specified in Subsection 3.01(a).

“Threshold Amount” means $45,000,000.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amounts” has the meaning specified in Subsection 2.13(c)(i).

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Subsection, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP or SAP, as applicable, applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements of the Borrower described in Subsection 5.05(a), except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP or SAP, as applicable, would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or SAP, as applicable, (subject to the approval of the Required Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP or SAP, as applicable, prior to such change therein.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto or waivers thereof, but only to the extent that such amendments, restatements, extensions, supplements and other modifications or waivers are not prohibited by any Loan Document, and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to each Borrowing, the Principal Debt shall not exceed the Aggregate Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.03, and reborrow under this Section 2.01. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowing, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 Noon (i) three Business Days prior to the requested date of the Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans and (ii) on the requested date of a Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Subsection 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower. A Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, in the case of a continuation, such lesser amount of the related Borrowing as may remain outstanding). A Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, except as provided in clause (i) of Subsection 2.13(c).

Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) if applicable, the Type of Loans to be borrowed or to which existing Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as or converted to (as the case may be) Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction or waiver of the conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Unless the Borrower pays all amounts, if any, due under Section 3.05, except as otherwise provided herein, a continuation or conversion of a Eurodollar Rate Loan shall be effective only as of the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, the Administrative Agent may (and upon the request of the Required Lenders shall) prohibit Loans from being requested as, converted to or continued as Eurodollar Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.

2.03 Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (a) such notice must be received by the Administrative Agent not later than 12:00 Noon (i) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (ii) on the date of prepayment of Base Rate Loans, (b) any prepayment of Eurodollar Rate Loans shall be in a principal amount of (1) $5,000,000 or a whole multiple of $1,000,000 in excess thereof or (2) equal to the entire principal amount thereof then outstanding and (c) any prepayment of Base Rate Loans shall be in a principal amount of (1) $500,000 or a whole multiple of $100,000 in excess thereof or (2) equal to the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.

2.04 Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitment, or from time to time permanently reduce the Aggregate Commitment; provided that (a) any such notice shall be received by the Administrative Agent not later than 12:00 Noon three Business Days prior to the date of termination or reduction, (b) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof or a lesser amount equal to the amount by which the Aggregate Commitment exceeds the Principal Debt and (c) the Borrower shall not terminate or reduce the Aggregate Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Principal Debt would exceed the Aggregate Commitment. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitment. Any reduction of the Aggregate Commitment shall be applied to the Commitment of each Lender according to its Pro Rata Share. In the case of a termination of the Aggregate Commitment, all facility fees accrued to the effective date of any termination of the Aggregate Commitment shall be paid on the effective date of such termination. On the date of effectiveness of any reduction of the Aggregate Commitment, all facility fees accrued on the portion of the Aggregate Commitment reduced pursuant to such reduction shall be paid.

2.05 Repayment of Loans.

On the Maturity Date the Borrower shall repay the Principal Debt then unpaid and outstanding (if any).

2.06 Interest.

(a) Subject to the provisions of Subsection 2.06(b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate.

(b) If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fees.

(a) Facility Fee. In addition to the fees set forth in Subsection 2.13(i), the Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with such Lender’s Pro Rata Share, a facility fee equal to the Applicable Facility Fee Rate times the actual daily amount of the Aggregate Commitment, regardless of usage (or, from and after the Closing Date, the Principal Debt). The facility fee shall accrue from and after the date of this Agreement, including at any time during which one or more of the conditions in Section 4.02 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date.

(b) Utilization Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with such Lender’s Pro Rata Share, a utilization fee equal to the Applicable Utilization Fee Rate times the actual daily amount of the Principal Debt; provided that, prior to the Maturity Date, such utilization fee shall be payable only in respect of each day that the Principal Debt exceeds 50% of the Aggregate Commitment. The utilization fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date.

(c) Other Fees. The Borrower shall pay to the Administrative Agent, for its own account, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.08 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

2.09 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing by it with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.10 Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, each payment by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein for such payment. The

Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (New York City time) shall be deemed received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to such Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Subsection 2.10(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Borrowing set forth in Section 4.03 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make its Loans on the date of any Borrowing shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loans.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11 Sharing of Payments If, other than as expressly provided in Subsection 2.12 or elsewhere herein, any Lender shall obtain on account of the Loans made by it or the L/C Obligations held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations in the Loans made by them or the L/C Obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or L/C Obligations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Subsection 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.12 Increase of Aggregate Commitment.

(a) Provided there exists no Default and the Borrower shall not have previously terminated the Aggregate Commitment pursuant to Section 2.04, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Aggregate Commitment by an amount such that, after giving effect to an increase in the amount requested, the Aggregate Commitment would not exceed $500,000,000. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten days from the date of delivery of such notice to the Lenders). Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, the Borrower may also invite one or more Persons who then qualify as Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(b) If the Aggregate Commitment is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Increase Effective Date, executed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.12, the representations and warranties contained in Subsections 5.05(a) and 5.05(b) shall be deemed to refer to the most recent statements furnished pursuant to Subsections 6.01(a), 6.01(b), 6.01(c) and 6.01(d), respectively and (B) no Default exists. On the Increase Effective Date immediately following any such increase undertaken pursuant to the provisions of this Section 2.12, the Pro Rata Share of each Lender shall be recalculated and any Loans and L/C Obligations then outstanding shall be reallocated among the Lenders if and to the extent such reallocation shall be necessary in order to keep the outstanding Loans and L/C Obligations ratable with the Pro Rata Shares after giving effect to such increase.

(c) This Section 2.12 shall supersede any provisions in Section 2.11 or 10.01 to the contrary.

2.13 Letters of Credit.

(a) The Letter of Credit Commitment. (i) On the Closing Date, without further action by any party hereto, the LC Issuer shall be deemed to have granted to each Lender, and each Lender shall be deemed to have acquired from the L/C Issuer, a participation in each Existing Letter of Credit equal to such Lender’s Pro Rata Share of the related L/C Obligations. Such participations shall be on all the same terms and conditions as participations granted under this Section 2.13 in all the other Letters of Credit issued or to be issued hereunder, (ii) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Subsection 2.13, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit

Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit, and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Principal Debt shall not exceed the Aggregate Commitment, and (y) the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each L/C Credit Extension shall be deemed to be a representation by the Borrower that such L/C Credit Extension complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(iii) The L/C Issuer shall not issue any Letter of Credit if (i) subject to Section 2.13(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date, or (ii) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iv) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if: (A) any order, judgment or decree of any Governmental Authority of competent jurisdiction shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it, (B) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000, (C) such Letter of Credit is to be denominated in a currency other than Dollars, (D) such Letter of Credit contains any provisions for the automatic reinstatement of the stated amount after any drawing thereunder, (E) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer, (F) such Letter of Credit is not a standby letter of credit, or (G) a default of any Lender’s obligations to fund under Subsection 2.13(c) exists, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(v) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof and shall not amend any Letter of Credit without the consent of the Borrower.

(vi) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vii) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day), (B) the amount thereof, (C) the expiry date thereof, (D) the name and address of the beneficiary thereof, (E) the documents to be presented by such beneficiary in case of any drawing thereunder, (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder, and (G) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended, (B) the proposed date of amendment thereof (which shall be a Business Day), (C) the nature of the proposed amendment, and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require in order to enable the L/C Issuer to issue or amend the relevant Letter of Credit.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Subsection 4.02 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice (a “Non-Extension Notice”) to the Borrower and to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued (which day to be agreed shall be at least 90 days prior to the date on which such Auto-Extension Letter of Credit would expire if a Non-Extension Notice with respect to such Auto-Extension Letter of Credit were to be delivered, or such other day as shall be mutually agreed upon between the Borrower and the L/C Issuer.) Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not deliver a Non-Extension Notice for such Auto-Extension Letter of Credit on or prior to the applicable Non-Extension Notice Date if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Subsection 2.13(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before such Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Subsection 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 5:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested to refinance such Unreimbursed Amount with the proceeds of a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Subsection 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Subsection 4.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Subsection 2.13(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Subsection 2.13(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Subsection 2.13(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Subsection 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Subsection 2.13(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Subsection 2.13.

(iv) Until each Lender funds its Loan or L/C Advance pursuant to this Subsection 2.13(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Subsection 2.13(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Subsection 2.13(c) is subject to the conditions set forth in Subsection 4.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Subsection 2.13(c) by the time specified in Subsection 2.13(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations. (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Subsection 2.13(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Subsection 2.13(c)(i) is required to be returned under any of the circumstances described in Subsection 10.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following: (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document; (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Subsection 2.13(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, the Borrower shall immediately Cash Collateralize the aggregate amount of such L/C

Obligation, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall immediately Cash Collateralize the aggregate amount of all L/C Obligations then outstanding. Subsection 8.02 sets forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Subsection 2.13, and Subsection 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked deposit accounts at Bank of America. Amounts on deposit in any such accounts shall be invested in short-term investments selected by the Administrative Agent in consultation with the Borrower.

(h) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Subsection 2.13(k). Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee at a rate equal to 0.125% per annum, computed on the daily amount available to be drawn under each Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Subsection 2.13(k). In addition, the Borrower shall pay directly to the L/C Issuer for its own account such fees of the L/C Issuer relating to letters of credit and such other costs and charges as are separately agreed between the Borrower and the L/C Issuer. Such fees and other costs and charges are due and payable on demand and are nonrefundable.

(k) Letter of Credit Amount, Conflict with Issuer Documents. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Subject to the provisions of Subsection 10.15(a)(iii), any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, (x) taxes (and withholdings in respect thereof) imposed on or measured by its overall net income and (y) branch profits taxes, franchise taxes, taxes on doing business and taxes measured by or imposed upon its capital or net worth, in each case imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction imposing such taxes (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document) (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). Subject to the provisions of Subsection 10.15(a)(iii), if the Borrower shall be required by any applicable Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received (on an after-tax basis) had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt, or other evidence reasonably satisfactory to the Administrative Agent, evidencing payment thereof; provided that the Borrower shall not be required to increase any sum payable to any Lender with respect to any Taxes that are attributable to such Lender’s failure to comply with the requirements of Section 10.15.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) Subject to the provisions of Subsection 10.15(a)(iii), the Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by the Administrative Agent or such Lender and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto. Payment under this Subsection 3.01(c) shall be made within 30 days after the date the affected Lender or the Administrative Agent makes a demand to the Borrower therefor.

(d) If the Borrower is required to pay any amounts pursuant to this Section 3.01 to or for the account of the Administrative Agent or any Lender, and if thereafter the Administrative Agent or such Lender, as the case may be, receives a refund (including if such refund is not actually received but is applied against other Tax or Other Tax obligations owed by such Lender or Administrative Agent to the same taxing authority) of any Taxes or Other Taxes paid by or on behalf of the Administrative Agent or such Lender, as the case may be, that is attributable solely to the amounts so paid by the Borrower, the Administrative Agent or such Lender, as the case may be, shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, pay to the Borrower, within 30 days after the date the Administrative Agent or such Lender, as the case may be, actually receives such refund, an amount equal to the portion of such refund as will leave it, after such payment, in no better or worse position than it would have been if the Taxes or Other Taxes had not been imposed and the corresponding additional amount or indemnification payment had not been paid by the Borrower. Nothing in this Subsection 3.01(d) shall require the Administrative Agent or any Lender to conduct its business or arrange or alter in any respect its tax or financial affairs so that it is to receive such refund. Neither the Administrative Agent nor any Lender shall be obligated to disclose information regarding its tax affairs or computations to the Borrower in connection with this Subsection 3.01(d).

3.02 Illegality. If any Lender determines that any applicable Law has made it unlawful, or that any Governmental Authority of competent jurisdiction has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist (which notification such Lender shall make promptly upon the cessation of the circumstances giving rise to such determination). Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), either prepay or convert (at the Borrower’s option) all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03 Inability to Determine Rates. If the Required Lenders in good faith determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any applicable Law, or such Lender’s compliance therewith, in each case after the date of this Agreement, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Subsection 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income of such Lender and (iii) reserve requirements contemplated by Subsection 3.04(c)), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts, within 15 days after the date such Lender makes a demand to the Borrower therefor, as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any applicable Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, in each case after the date of this Agreement, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies and those of its holding company with respect to capital adequacy), then from time to time, within 15 days after the date such Lender makes a demand to the Borrower therefor, (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c) The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

3.05 Funding Losses. Subject to Section 3.06, upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment by the Borrower of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

excluding any loss of anticipated profits (other than the Applicable Margin) but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Matters Applicable to all Requests for Compensation.

(a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth in reasonable detail the calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods, but shall treat the Borrower in a manner that is consistent with the treatment of other similarly situated borrowers.

(b) Before making a claim for compensation under Section 3.01 or 3.04, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to avoid or minimize the compensation to be claimed.

(c) Upon any Lender’s making any claim for compensation under Section 3.01 or 3.04 or delivering of a notice pursuant to the provisions of Section 3.02, the Borrower may replace such Lender in accordance with Section 10.16.

3.07 Survival. All of the Borrower’s obligations under this Article III (except under Section 3.02 and 3.03) shall survive termination of the Aggregate Commitment and repayment of all other Obligations under the Loan Documents.

ARTICLE IV.

CONDITIONS PRECEDENT

4.01 Conditions of Effectiveness. (a) The effectiveness of this Agreement is subject to the satisfaction (or waiver) of the following conditions precedent:

(i) The Administrative Agent shall have received the following, each of which shall be originals or facsimiles (followed promptly by originals), each properly executed by a Responsible Officer of the Borrower (unless otherwise specified), each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(1) this Agreement executed by each party hereto;

(2) a Note executed by the Borrower in favor of each Lender requesting a Note;

(3) such certificates or resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(4) such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in the state of its organization; and

(5) favorable opinions of Sullivan & Cromwell LLP and the Borrower’s General Counsel, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit E.

(6) The Administrative Agent shall have received evidence reasonably satisfactory to it that any and all fees and expenses required to be paid on or before the Closing Date pursuant to the Commitment Letter and the Fee Letter have been paid.

(7) The Administrative Agent shall have received evidence reasonably satisfactory to it that all principal of and interest on any loans outstanding under, and of accrued fees and all other amounts payable under, the Existing Credit Agreement have been, or will be simultaneously, paid in full.

(8) The representations and warranties of the Borrower contained in Article V shall be true and correct in all material respects on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(9) No Default shall exist.

(b) Upon the satisfaction of all of the conditions to effectiveness (or waiver thereof) set forth in Section 4.01(a), the Administrative Agent shall promptly notify the Borrower and the Lenders of the effectiveness of this Agreement, and such notice shall be binding on all parties hereto.

(c) The Lenders that are parties to the Existing Credit Agreement, comprising the “Required Lenders” as defined in the Existing Credit Agreement, and the Borrower agree that the commitments under the Existing Credit Agreement shall terminate in their entirety simultaneously with and subject to the effectiveness of this Agreement. The Lenders, the L/C Issuer and the Borrower agree that any letters of credit issued under the Existing Credit Agreement and outstanding on the Closing Date shall (i) for purposes of the Existing Credit Agreement, be deemed to have expired undrawn on the Closing Date, with all participations therein pursuant to the Existing Credit Agreement thereby terminated and (ii) be deemed to be Letters of Credit issued hereunder on the Closing Date, in which the Lenders participate in proportion to their Pro Rata Shares in accordance with Section 2.13 hereof.

4.02 Conditions of Each Borrowing. The obligation of each Lender to make its Pro Rata Share of each Borrowing hereunder and the obligation of the Issuing Bank to issue or extend any Letter of Credit are each subject to the satisfaction of the following conditions precedent:

(a) The Administrative Agent shall have received a Loan Notice from the Borrower.

(b) The representations and warranties of the Borrower contained in Article V shall be true and correct in all material respects on and as of the date of such Borrowing or L/C Credit Extension, except (i) the representations and warranties set forth in Sections 5.05(b) and 5.06, which are made only as of the Closing Date and (ii) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(c) No Default shall exist.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

5.01 Existence, Qualification and Power; Compliance with Laws. The Borrower and each Material Subsidiary (a) is (i) duly organized, validly existing and (ii) in good standing under the Laws of the jurisdiction of its formation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license and (d) is in compliance with all applicable Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document have been duly authorized by all necessary corporate action, and do not and will not (a) contravene the terms of any of the Borrower’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which the Borrower or any Material Subsidiary is a party or (ii) any order, injunction, writ or decree of any Governmental Authority of competent jurisdiction or any arbitral award to which such Person or its property is subject or (c) violate any applicable Law, except in each case referred to in clause (b) or (c), to the extent that such conflict, breach, contravention, creation or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority of competent jurisdiction or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document, except for approvals, consents, exemptions, authorizations, other actions by, or notices to, or filings with, any Governmental Authority of competent jurisdiction or any other Person (a) that have been given, taken, or made or are in full force and effect or (b) the failure of which to give, take or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.04 Binding Effect. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Borrower has delivered to the Administrative Agent for delivery to the Lenders true and complete copies of (i) the audited consolidated balance sheets of the Borrower for the fiscal years ended December 31, 2003, 2004 and 2005 and the related audited consolidated statements of income for the fiscal years then ended and (B) the unaudited consolidated balance sheets of the Borrower as of March 31 and June 30, 2006, and the related unaudited consolidated statements of income for the three and six month periods then ended, together with all accompanying notes and schedules thereto, if any (collectively, the “Financial Statements”). The balance sheets and statements of income included in the Financial Statements have been prepared in accordance with GAAP consistently applied during the periods involved and fairly present in accordance with GAAP, in all material respects, the consolidated financial position and the results of operations of the Borrower as of the dates and for the periods presented therein (subject, in the case of interim period financial statements, to normal year-end adjustments, none of which, on the date hereof, are expected to be material, and subject, in the case of unaudited financial statements, to the absence of footnotes).

(b) Since the date of the most recent audited financial statements described in Subsection 5.05(a), there has been no condition, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.06 Litigation. Except as set forth in the Borrower’s Annual Report on Form 10K for the fiscal year ended December 31, 2005, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, before any Governmental Authority of competent jurisdiction, by or against the Borrower or any Material Subsidiary or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) are reasonably likely to be adversely determined and, if so adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.07 No Default. Neither the Borrower nor any Material Subsidiary is in default under or with respect to any Contractual Obligation that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Taxes. The Borrower and its Material Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid, or made provision for the payment of, all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and except for failures to so file or pay that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.09 ERISA Compliance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Borrower and its Material Subsidiaries (a) have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Pension Plan, (b) are in compliance in all material respects with the presently applicable provisions of ERISA and the Code and (c) have not incurred any liability to the PBGC or a Pension Plan under Title IV of ERISA.

5.10 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage as one of its principal activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. After applying the proceeds of each Borrowing, not more than 25% of the value of the assets of the Borrower will consist of margin stock.

(b) Neither the Borrower nor any Material Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.11 Disclosure. The statements, information, reports, representations and warranties made by the Borrower (other than any statements, information or reports that contain, or representations or warranties made in respect of, any forecast or financial projection) and furnished to the Administrative Agent or the Lenders by the Borrower in connection with the Loan Documents, when taken together with the information contained in the Company’s filings with the SEC, do not, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein not misleading.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.10 ) cause each Material Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent for distribution to each Lender: (a) as soon as available, but in any event within 105 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP (each such set of financial statements, “Annual Financial Statements”), audited and accompanied by (i) a report of Ernst & Young LLP or of other independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent (each such report, an “Audit Report”), which Audit Report shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of audit not reasonably acceptable to the Administrative Agent; provided that the foregoing requirement shall be deemed to be satisfied for any fiscal year for which the Borrower shall have filed a Form 10-K under the Exchange Act for such year within 105 days of the end thereof, so long as such Form 10-K contains Annual Financial Statements for such fiscal year and an Audit Report that in each case satisfy the requirements set forth in this subsection (a); and (ii) an opinion of such accounting firm independently assessing the Borrower’s internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2 and Section 404 of Sarbanes-Oxley, expressing a conclusion that does not contain a statement that there is a material weakness in such internal controls, except for such material weaknesses as to which the Required Lenders do not object;

(b) as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; provided that the foregoing requirement, solely with respect to the delivery of financial statements and not with respect to the delivery of the certification of a

Responsible Officer, shall be deemed to be satisfied for any fiscal quarter for which the Borrower shall have filed a Form 10-Q under the Exchange Act for such year within 60 days of the end thereof, so long as such Form 10-Q contains financial statements for such fiscal quarter that satisfy the requirements set forth in this subsection (b);

(c) as soon as available, but in any event within 170 days after the end of each fiscal year of each Material Insurance Subsidiary that is organized under the laws of, and regulated by, the United States or any State thereof, a copy of the annual statutory statement of such Material Insurance Subsidiary prepared in accordance with SAP and as filed with the Department (if any), audited and accompanied by a report of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report shall be prepared in accordance with statutory auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(d) as soon as available, but in any event within 80 days after the end of the first three fiscal quarters of each fiscal year of each Material Insurance Subsidiary that is organized under the laws of, and regulated by, the United States or any State thereof, a copy of the quarterly statutory statement of such Material Insurance Subsidiary prepared in accordance with SAP and as filed with the Department (if any), certified by a Responsible Officer of such Material Insurance Subsidiary as fairly presenting in all material respects the financial condition and results of operations of such Material Insurance Subsidiary in accordance with SAP, subject only to normal year-end audit adjustments and the absence of footnotes.

6.02 Certificates; Other Information. Deliver to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Subsections 6.01(a) and (b) (or, if such financial statements are delivered pursuant to the applicable proviso set forth in such Subsections, within 5 Business Days of the filing of the applicable Form 10-K or Form 10-Q), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b) promptly after the same are available, notice of the filing of each registration statement that the Borrower may file with the SEC that contains material information regarding the Borrower or any Material Subsidiary;

(c) the following certificates and other information:

(i) to the extent permitted by law, rule or regulations, not later than 30 days after received, a copy of any material financial examination reports or material market conduct examination reports by any Supervisory Authority with respect to any Material Insurance Subsidiary of the Borrower, or the Borrower should it at any time engage or become involved in the business of insurance, relating to the insurance business of such Material Insurance Subsidiary or, if applicable, the Borrower (when, and if, prepared); provided, that such Material Insurance Subsidiary or, if applicable, the Borrower, shall not have to deliver any interim report hereunder so long as a final report is issued and delivered to the Administrative Agent within 60 days of such interim report;

(ii) within two Business Days of the receipt of official written notice, notice of the actual suspension, termination or revocation of any material license of the Borrower or any of its Material Insurance Subsidiaries by any Supervisory Authority or notice from any Supervisory Authority notifying the Borrower or any of its Material Insurance Subsidiaries of a hearing relating to such a suspension, termination or revocation, including any request by any such Supervisory Authority which commits the Borrower or any of its Material Insurance Subsidiaries to take, or refrain from taking, any action which materially and adversely affects the authority of the Borrower and any of its Material Subsidiaries to conduct their business, taken as a whole; and

(iii) to the extent permitted by law, rule or regulations, within two Business Days of the receipt of official written notice, notice of any material pending or threatened investigation or regulatory proceeding (other than routine periodic investigations or reviews) by any Supervisory Authority concerning the business, practices or operations of the Borrower or any of its Material Insurance Subsidiaries that would reasonably be expected to have a Material Adverse Effect; and

(d) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Material Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may, through the Administrative Agent, from time to time reasonably request.

Documents required to be delivered by the Borrower pursuant to this Agreement may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at www.pmigroup.com; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) the Borrower shall deliver electronic copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such electronic copies until a written request to cease delivering electronic copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Subsection 6.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials to be posted on the Platform that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Lead Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Unless expressly marked “PUBLIC” by the Borrower, all Borrower Materials will be posted only to the private site.

6.03 Notices. Promptly notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of any (i) ERISA Event, (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Material Subsidiary and any Governmental Authority of competent jurisdiction, or (iii) the commencement of, or any material development in, any litigation or proceeding pursuant to any applicable Environmental Laws, in each case referred to in clauses (i), (ii) or (iii) of this subsection (b), that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(c) of any change in accounting policies or financial reporting practices by the Borrower or any Material Subsidiary that would result in a material change in the manner in which any financial covenant set forth in Section 7.06 is calculated or any financial determination under this Agreement is made.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto, if any. Each notice pursuant to subsection (a) shall describe with particularity the provisions of this Agreement and any other Loan Document that, to the Borrower’s knowledge, have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Material Subsidiary, (b) all lawful claims which, if unpaid, would under applicable law become a Lien upon its property not permitted by Section 7.01 hereof, and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case referred to in clause (a), (b) or (c), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.02, and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary for the normal conduct of its business, except, in each case referred to in clause (a) (other than with respect to the Borrower) or (b), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.06 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and to the extent available on commercially reasonable terms; provided that the Borrower and its Material Subsidiaries may self-insure to the same extent as such other Persons.

6.07 Compliance with Laws. Comply in all material respects with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which the failure to comply therewith would not reasonably be expected to have, individually or the aggregate, a Material Adverse Effect.

6.08 Books and Records. Maintain proper books of record and account, in which entries in conformity in all material respects with GAAP and SAP, as applicable, consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Material Subsidiary, as the case may be.

6.09 Inspection Rights. Subject to Section 10.08, permit the Administrative Agent and each Lender, at its own expense, to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom as may reasonably be requested, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (and the Borrower hereby authorizes such independent public accountants to do so; provided that, so long as no Event of Default exists, a representative of the Borrower shall be permitted to be present during the discussions), all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.10 Use of Proceeds. Use the proceeds of each Borrowing for working capital, capital expenditures and other purposes not in contravention of any applicable Law.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Material Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, of the Borrower or any Material Subsidiary, other than the following:

(a) Liens existing on the date hereof and, if as to each Lien securing Indebtedness or any other obligation in an amount greater than $40,000,000, listed on Schedule 7.01;

(b) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 90 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(d) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(e) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory or other public obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) easements, rights-of-way, restrictions and other similar encumbrances affecting real property existing on the date hereof or which do not materially interfere with the use of such real property in the ordinary conduct of the business of the applicable Person;

(g) Liens securing judgments for the payment of money not constituting an Event of Default under Subsection 8.01(g) or securing appeal or other surety bonds related to such judgments;

(h) Liens securing purchase money Indebtedness; provided that such Liens attach no later than 90 days after the purchase of the property subject thereto and do not at any time encumber any property other than the property financed by such Indebtedness;

(i) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Material Subsidiary and not created in contemplation of such acquisition;

(j) Liens arising under or existing as a result of any federal, state or foreign securities or insurance regulatory law, in each case, that are generally applicable to Persons that are similarly situated to the Borrower or its Material Subsidiaries and that are not unique to the Borrower or its Material Subsidiaries;

(k) any Lien existing on the property, assets or revenues of any entity that merges into the Borrower or any Material Subsidiary, or into which, the Borrower or any Material Subsidiary is merged; provided that such Lien was not created in contemplation of such merger;

(l) Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by Liens permitted by clauses (a), (c), (h), (i) or (k) preceding; provided that such Indebtedness is not increased and such Liens do not encumber any property other than the property already subject to such Liens;

(m) Liens on cash, cash equivalents and investment securities securing obligations under repurchase agreements entered into by the Borrower or any Material Subsidiary in the ordinary course of business; and

(n) any other Liens; provided that the aggregate principal amount of Indebtedness or other obligations outstanding at any time secured by such other Liens does not exceed $100,000,000.

7.02 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into (each, a “Merger”) another Person, except that:

(a) any Material Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries; and

(b) the Borrower or any Material Subsidiary may merge with any other Person (other than pursuant to a transaction described in clause (a) above) provided that (i) in the case of the Borrower, either (x) the Borrower shall be the surviving entity to such Merger or (y) the surviving entity to such Merger shall (1) be incorporated in the United States or any State thereof, (2) expressly assume the obligations of the Borrower hereunder pursuant to an instrument in form and substance reasonably satisfactory to the Administrative Agent and (3) have long-term unsecured debt ratings that are equal to or better than such ratings of The PMI Group, Inc. in effect immediately prior to such Merger, (ii) in the case of any Material Subsidiary, either (x) such Material Subsidiary shall be the surviving entity to such Merger or (y) the surviving entity to such Merger shall (1) be incorporated in the United States or any State thereof and (2) have long-term unsecured debt ratings and claims-paying ability (if any) that are equal to or better than such ratings and claims-paying ability (if any) of such Material Subsidiary in effect immediately prior to such Merger, (iii) the Borrower (or surviving entity to the Merger as the case may be) and its Subsidiaries, as a whole, will have the mortgage guaranty business as one of their principal businesses and (iv) no Default would exist or would result therefrom. From and after the consummation of any Merger by the Borrower permitted pursuant to clause (i)(y) of this Section, all references to the “Borrower” or the “Borrower’s Board of Directors” under this Agreement shall be references to the surviving entity to such Merger and its board of directors. Nothing in this Section shall be construed to constitute a waiver of any Change of Control.

7.03 Asset Dispositions. Except as otherwise permitted by Section 7.02, sell, transfer, lease, contribute or otherwise convey, or grant options, warrants or other rights with respect to, all or any substantial part of its assets (including accounts receivable and capital stock of any of its Material Subsidiaries) to any Person who is not a wholly-owned Subsidiary (any of the foregoing, an “Asset Disposition”); provided that the Borrower and its Material Subsidiaries may consummate (a) Asset Dispositions in the ordinary course of their business, (b) Asset Dispositions constituting dispositions of any investment or other interest in, or any obligation of, any SPS Company, or loan to any SPS Company, and (c) so long as no Default exists or would result therefrom, any other Asset Disposition if, immediately after giving effect thereto, the aggregate fair market value (determined at the time of the applicable Asset Disposition) of all assets subject to Asset Dispositions (other than those described in clause (a) or (b) preceding) consummated by the Borrower and its Material Subsidiaries (i) after the Closing Date and prior to the end of the first fiscal year of the Borrower ending after the Closing Date does not, for such period, exceed 25% of Consolidated Net Worth as of June 30, 2004 and (ii) during any fiscal year of the Borrower ending after the fiscal year referred to in clause (i) above does not, for any such fiscal year, exceed 25% of Consolidated Net Worth as of the last day of the immediately preceding fiscal year.

7.04 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower that is not a wholly-owned Subsidiary of the Borrower or of a Material Subsidiary, except on terms determined by the Borrower or such Material Subsidiary to be substantially as favorable to the Borrower or such Material Subsidiary as would be obtainable by the Borrower or such Material Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that (i) with respect to any transaction or series of related transactions involving aggregate consideration in excess of the Threshold Amount, such determination shall be evidenced by a resolution of the Board of Directors of the Borrower or such Material Subsidiary, as the case may be, and (ii) the foregoing restriction shall not apply to transactions between or among the Borrower and/or any of its wholly-owned Subsidiaries or Material Subsidiaries, on the one hand, and any one or more FGIC Companies and/or any one or more Ram Re Companies, on the other.

7.05 Use of Proceeds. Use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) if such use would violate Regulation U or X of the FRB.

7.06 Financial Covenants.

(a) Adjusted Consolidated Net Worth. Permit Adjusted Consolidated Net Worth at any time to be less than $2,186,551,975.

(b) Maximum Risk to Statutory Capital Ratio. Permit at any time the Risk to Capital Ratio of PMI Mortgage Insurance Co. to be greater than 23.0 to 1.0.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within four Business Days after the same becomes due, any interest on any Loan, or any facility, utilization, Letter of Credit Fee or other fee due hereunder, or (iii) within five Business Days after written notice of such failure shall been given to the Borrower by the Administrative Agent or any Lender, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.05 with respect to the Borrower or Sections 6.10 and 7.06; or (ii) the Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 7.01, 7.02, 7.03 or 7.04 and such failure continues for 25 days; or

(c) Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in subsections (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after written notice of such failure shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d) Representations and Warranties. Any representation or warranty made by the Borrower in this Agreement, including in Section 4.02(b), any Compliance Certificate or any other written certification delivered pursuant hereto shall be incorrect in any material respect when made and, if susceptible of a cure, remains uncured for 30 days after written notice of such incorrectness shall have been given to the Borrower by the Administrative Agent or any Lender; or.

(e) Cross-Payment Default and Cross-Acceleration. The Borrower or any Material Subsidiary (A) fails to make any payment when due (following the expiration of any applicable grace with regards to such payment) (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder but including Indebtedness under Swap Contracts) having an aggregate principal amount of more than the Threshold Amount or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event of default (however characterized) occurs, the effect of which default is to cause the maturity of such Indebtedness having an aggregate principal amount of more than the Threshold Amount to be accelerated; or

(f) Insolvency Proceedings, Etc. (i) The Borrower or any Material Subsidiary shall generally not pay its debts as they become due, or shall admit in writing its inability to pay its debts generally as they become due; or (ii) the Borrower or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or substantially all of its property; or any proceeding under any Debtor Relief Law relating to any such Person or to all or substantially all of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Judgments. Enforcement proceedings are commenced by any creditor upon any final judgment or order that has been entered against the Borrower or any Material Subsidiary for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent the payment of money with respect thereto is not covered by independent third-party insurance or reinsurance as to which the insurer or reinsurer does not then dispute coverage or liability) or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(h) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Borrower or any Material Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect, or the Borrower denies in writing that the Borrower has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then outstanding amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an Event of Default under Subsection 8.01(f), the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts due and payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) due and payable to the Lenders and the L/C Issuer (including Attorney Costs and amounts due and payable under Article III), ratably among them in proportion to the amounts described in this clause Second due and payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower (or to any Person identified by the Borrower) or as otherwise required by applicable Law.

Subject to Subsection 2.13(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authorization of Administrative Agent. Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

9.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action in accordance with this Agreement, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

9.06 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Affiliates, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Affiliates which may come into the possession of any Agent-Related Person.

9.07 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided further, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

9.08 Administrative Agent in its Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Affiliates as though Bank of America were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Borrower or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

9.09 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding under any Debtor Relief Law relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise to:

(a) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and

(b) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.11 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “book manager” or “lead arranger” or “co-syndication agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 without the written consent of each Lender;

(b) except as contemplated by Section 2.12, extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase of the Commitment of any Lender);

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(e) change Section 2.11 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender affected thereby; or

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and, provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.

10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices, demands and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to Subsection 10.02(c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, to the address, facsimile number, electronic mail address or telephone number specified on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by the Borrower in a notice to the Administrative Agent;

(ii) if to the Administrative Agent or to the L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(iii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent or to the L/C Issuer.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto, (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid, (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone, and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Subsection 10.02(c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent or to the L/C Issuer pursuant to Article II shall not be effective until actually received by the Administrative Agent or the L/C Issuer. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Borrower, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(d) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages). In no event shall the Borrower’s failure to timely deliver any document under this Agreement constitute a Default or Event of Default if such failure is due solely to a defect or failure in the Platform and the Borrower, after learning of such defect or failure, diligently attempts to redeliver such document.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, absent the gross negligence or willful misconduct of the Person seeking indemnification. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Attorney Costs and Expenses. The Borrower agrees (a) to pay the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses associated with the preparation, due diligence, administration (to include amendments, waivers, consents or other modifications), syndication and closing of all loan documentation, including, without limitation, the reasonable legal fees of counsel to the Administrative Agent and (b) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; provided that (i) the Borrower shall be required to pay the reasonable fees and expenses of only one counsel for the Administrative Agent, the L/C Issuer and the Lenders in connection with the negotiation of the Loan Documents, and (ii) unless an Event of Default has occurred and is continuing, the Borrower shall not be required to pay the legal fees of any counsel to any Lender (other than the reasonable legal fees of counsel to the Administrative Agent). After the occurrence and during the continuance of an Event of Default, the Borrower will also pay all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. All amounts due under this Section 10.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Aggregate Commitment and repayment of all other Obligations.

10.05 Indemnification by the Borrower. Except with respect to the costs and expenses which are covered by Section 10.04 and Taxes and Other Taxes, which are covered by Section 3.01, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all claims, damages, losses, liabilities and expenses (including without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any such Indemnitee in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) any matters contemplated by this Agreement, except to the extent such claim, damage, loss, liability or expense is found by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this section applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, the Borrower’s equity holders or creditors or an Indemnitee, whether or not an Indemnitee is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement that has been accurately reproduced and posted thereon, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). The Borrower shall not be required to reimburse the Attorney Costs of more than one outside counsel (in addition to up to one local counsel in each applicable local jurisdiction) for all Indemnitees under this Section 10.05 unless on advice of outside counsel, representation of all such Indemnitees would be inappropriate due to the existence of an actual or potential conflict of interest. All amounts due under this Section 10.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitment and the repayment, satisfaction or discharge of all the other Obligations.

10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not, except as expressly permitted by Section 7.2, assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Subsection 10.07(b) below, (ii) by way of participation in accordance with the provisions of Subsection 10.07(d) below or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Subsection 10.07(f) below (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Subsection 10.07(d) below and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) At any time any Lender may, and, within five Business Days after demand by the Borrower at a time that any Lender shall cease to have the Required Lender Rating and no Event of Default has occurred and is continuing, such Lender will, assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in Subsection 10.07(g) below) with respect to a Lender, the aggregate amount of the Commitment or Loans subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and the L/C Issuer or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and the L/C Issuer and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent, (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, (iii) any assignment of a Commitment must be consented to by the Administrative Agent and the L/C Issuer (which consent shall not be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender or an Affiliate of a Lender and

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent and the L/C Issuer an Assignment and Assumption, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Administrative Agent and L/C Issuer pursuant to Subsection 10.07(c) below, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Subsection 10.07(d) below.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be effective to register each assignment made pursuant to this Agreement and shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Subsection 10.07(e) below, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Subsection 10.07(b) above. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided that (i) such Participant agrees to be subject to Section 2.11 as though it were a Lender and (ii) no payment to such Participant shall duplicate an amount payable to the related Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.15 as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and the L/C Issuer, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Subsidiaries; and provided, further, that, unless an Event of Default has occurred and is continuing, an Eligible Assignee shall have the Required Lender Rating.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(h) Each Lender shall inform the Borrower of the name and address of each Person to which such Lender has participated any of its Loans or Commitments promptly upon a request by the Borrower to such Lender (which requests shall not be made with unreasonable frequency) for such information.

(i) Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.13(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.08 Confidentiality. The Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the Administrative Agent or such Lender, as the case may be, shall have received assurances reasonably satisfactory to it that such Persons shall keep such Information confidential), (b) to the extent requested by any regulatory authority reasonably believed to be of competent jurisdiction (including any self-regulatory authority reasonably believed to be of competent jurisdiction, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) to the extent necessary to exercise any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the prior written consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower; provided, that if any disclosure is to be made pursuant to a subpoena or similar legal process, the disclosing party shall notify the Borrower prior to such disclosure, if practicable, or promptly thereafter if prior notice is not practicable. For purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or any Affiliate or any of its respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower (so long as the source of such information was not known by the Administrative Agent or such Lender to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information), provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.

10.09 Set-off. In addition to any rights and remedies of the Lenders provided by applicable law, upon the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or Affiliate to or for the credit or the account of the Borrower against any and all Obligations owing by the Borrower to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender or Affiliate; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. For the avoidance of doubt, no representation or warranty shall be deemed to have been made as of any date solely by virtue of this Section 10.13.

10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15 Tax Forms.

(a) (i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Borrower (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) and the Administrative Agent, on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation), two duly signed completed copies of (x) IRS Form W-8BEN or any successor thereto, (y) IRS Form W-8ECI or any successor thereto or (z), in the case of a Foreign Lender claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a certificate in form and substance satisfactory to the Administrative Agent and the Borrower, representing that such Foreign Lender is not a “person” described in Section 871(h)(3) or Section 881(c)(3) of the Code, and an IRS Form W-8BEN or any successor thereto, claiming complete exemption from, or a reduced rate of, United States withholding tax on all payments by the Borrower under the Loan Documents. Thereafter and from time to time as requested by the Borrower, each such Foreign Lender shall (A) promptly submit to the Administrative Agent and the Borrower such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the

Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (B) promptly notify the Administrative Agent and the Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction, (C) deliver such new forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender and (D) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(ii) Each Foreign Lender, if it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on or before the date such Foreign Lender becomes a party to this Agreement, or if it ceases to act for its own account at a date after the date the Foreign Lender became a party to this Agreement, the date such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion) or the Borrower, (A) two duly signed completed copies of the forms or statements required to be furnished by such Lender as set forth in Subsection 10.15(a)(i) above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii) The Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Subsection 10.15(a), (B) if such Lender shall have failed to satisfy the foregoing provisions of this Subsection 10.15(a), (C) with respect to U.S. withholding tax, if the applicable forms or certificates furnished in accordance with this Subsection 10.15(a) do not establish a complete exemption from U.S. withholding tax or if such forms or certificates are untrue, inaccurate, incomplete, or invalid in any material respect, or (D) with respect to U.S. withholding tax, if the Lender designates a successor lending office at which it maintains its Loans and such designation causes such Lender to be obligated to make tax payments in excess of the payments it would have been obligated to make absent such designation; provided, however, that the Borrower shall be required to pay amounts that would not have been imposed on a Lender that has previously satisfied and, to the extent permitted to do so by applicable law, continues to satisfy Subsections 10.15(a)(i) and (ii) but for a change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof (including a change in any applicable law, treaty or governmental rule, regulation or order, or any change in interpretation, administration, or application thereof that makes it unlawful for the Lender to furnish the forms or certificates described in this Subsection 10.15(a)) occurring after the date such Lender became a party to this Agreement or ceased to act for its own account.

(iv) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under this Subsection 10.15(a).

(b) Upon the request of the Administrative Agent or the Borrower, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the

Administrative Agent and the Borrower two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(c) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Aggregate Commitment, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

10.16 Replacement of Lenders. Under any circumstances set forth herein providing that the Borrower shall have the right to replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign its Commitment and outstanding Loans (with the assignment fee to be paid by the Borrower in such instance) pursuant to Subsection 10.07(b) to one or more other Lenders or Eligible Assignees procured by the Borrower. The Borrower shall (x) pay any amounts payable to the Lender being replaced pursuant to Section 3.05 and (y) release such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans.

10.17 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY, NEW YORK, OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

10.18 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY

OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.19 USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act (Title III, Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

10.20 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Arranger has assumed or will assume an advisory or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Arranger has advised or is currently advising the Borrower or any of its Affiliates on other matters) and neither the Administrative Agent nor the Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.

[REMAINDER OF PAGE INTENTIONALLY BLANK.

SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE PMI GROUP, INC.

By:	/s/ Donald P. Lofe, Jr.
Title:	EVP and CFO

By:	/s/ Thomas H. Jeter
Title:	VP and Corporate Controller

Signature Page to Revolving Credit Agreement

BANK OF AMERICA, N.A.,
as Administrative Agent, Lender and L/C Issuer

By:	/s/ Michael W. Colon
Title:	Senior Vice President

Signature Page to Revolving Credit Agreement

CITIBANK, N.A.

By:	/s/ Gregory J. Kroitzsh
Title:	Vice President

Signature Page to Revolving Credit Agreement

SUN TRUST BANK, N.A.

By:	/s/ Katherine L. Bass
Title:	Vice President

Signature Page to Revolving Credit Agreement

S-1

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Joan Anderson
Title:	Director

Signature Page to Revolving Credit Agreement

S-1

WILLIAM STREET COMMITMENT CORPORATION
(Recourse only to assets of William Street Commitment Corporation)

By:	/s/ Mark Walton
Title:	Vice President

Signature Page to Revolving Credit Agreement

S-1

JPMORGAN CHASE BANK, N.A.

By:	/s/ Lawrence Palumbo, Jr.
Title:	Vice President

Signature Page to Revolving Credit Agreement

S-1

THE BANK OF NEW YORK

By:	/s/ Richard G. Shaw
Title:	Vice President

Signature Page to Revolving Credit Agreement

S-1

EXHIBIT A

FORM OF LOAN NOTICE

Date:                     , 20

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Revolving Credit Agreement, dated as of October 24, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among The PMI Group, Inc., the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

The undersigned Borrower hereby requests (select one):

☐ A Borrowing ☐ A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of [Base Rate Loan or Eurodollar Rate Loan].

4.	For Eurodollar Rate Loans: with an Interest Period of months.

If a Borrowing is requested herein, the undersigned Borrower hereby represents and warrants to the Administrative Agent and the Lenders that the conditions precedent to the Borrowing set forth in Section 4.02 of the Agreement have been or will be satisfied (or waived in accordance with Section 10.01 of the Agreement) immediately prior to the Borrowing.

THE PMI GROUP, INC.

By:
Name:
Title:

A-1

EXHIBIT B

FORM OF NOTE

                    , 200

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan made by the Lender to the Borrower under that certain Revolving Credit Agreement, dated as of October 24, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among The PMI Group, Inc., the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as are provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and shall and may be prepaid in whole or in part upon the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Agreement in the manner and as set forth in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender and by the Administrative Agent in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

THE PMI GROUP, INC.

By:
Name:
Title:

B-1

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

B-2

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Revolving Credit Agreement, dated as of October 24, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the The PMI Group, Inc., the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                      of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above Financial Statement Date, together with the report of an independent certified public accountant required by such section.] [The Borrower has filed a Form 10-K under the Exchange Act for the fiscal year of the Borrower ended as of the above Financial Statement Date, and such Form 10-K contains the year-end audited Financial Statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above Financial Statement Date.]

[Use following paragraph I for fiscal quarter-end financial statements]

1. [Attached 1. [Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above Financial Statement Date. Such financial statements fairly present in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.] [The Borrower has filed a Form 10-Q under the Exchange Act for the fiscal quarter of the Borrower ended as of the above Financial Statement Date required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above Financial Statement Date.]

2. The undersigned has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all of its Obligations under the Loan Documents, and [select one:]

[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.]

-or-

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the above Financial Statement Date.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     , 20    .

THE PMI GROUP, INC.

By:
Name:
Title:

SCHEDULE 2

to the Compliance Certificate

For the Quarter/Year ended                     (“Statement Date”)

                                                 ($ in 000’s)

I.	Section 7.06(a) – Adjusted Consolidated Net Worth.

	Adjusted Consolidated Net Worth at Statement Date:	$

	Minimum Permitted:	$

II.	Section 7.06(b) – Maximum Risk to Ratio of PMI Mortgage Insurance Co.

	A. Net Risk in Force	$

	B. Statutory Capital	$

	C. Line II.A/Line II.B:	___________

Maximum permitted: 23.0 to 1.0

EXHIBIT D

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	________________________

2.	Assignee:	, which is an Eligible Assignee

3.	Borrower:	The PMI Group, Inc.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: The Revolving Credit Agreement, dated as of October 24, 2006, among The PMI Group, Inc., the Lenders parties thereto, and Bank of America, N.A., as Administrative Agent

6.	Assigned Interest:

Amount of Commitment/Loans Assigned*	Percentage Assigned of Aggregate Commitment/Loans[1]

$	%

$	%

$	%

7.	Trade Date: [2]

Effective Date:                     , 20.     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[2]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and3 Accepted:

BANK OF AMERICA, N.A., as

    Administrative Agent

By:
Title:

[Consented to:4

THE PMI GROUP, INC.

By:
Title: ]

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, (if applicable), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E

OPINION MATTERS5

The matters contained in the following Sections of the Credit Agreement shall be covered by the legal opinion:

•	5.01(a),(b) and (c)

•	5.02(a), (b) (to the knowledge of such counsel) and (c)

•	5.03

•	5.04

•	5.06 (to the knowledge of such counsel)

•	5.10(b)

[5]	These opinions may be allotted between in house counsel and outside council as agreed to by the Administrative Agent.

E-1